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                                                                     Exhibit 2.1

                          AGREEMENT AND PLAN OF MERGER

      AGREEMENT AND PLAN OF MERGER ("AGREEMENT") entered into this ______ day of January, 2006 between American Railcar Industries, Inc., a Missouri corporation ("PARENT"), and American Railcar Industries, Inc., a Delaware corporation ("SUBSIDIARY" and together with Parent, "CONSTITUENT CORPORATIONS").

                                    RECITALS:

      WHEREAS, the authorized capital stock of Parent consists of: (i) 12,000 shares of Common Stock, $.01 par value per share ("PARENT COMMON STOCK"), 1,195 shares of which are issued and outstanding as of the date hereof; (ii) 99,000 shares of Preferred Stock, par value $.01 per share ("PARENT OLD PREFERRED STOCK"), one share of which is issued and outstanding as of the date hereof;
(iii) 150,000 shares of Payment-In-Kind Preferred Stock, par value $.01 per share, none of which are issued and outstanding as of the date hereof; and (iv) 500,000 shares of New Preferred Stock, $.01 par value per share ("PARENT NEW PREFERRED STOCK"), 82,055 shares of which are issued and outstanding on the date hereof.

      WHEREAS, the authorized capital stock of Subsidiary consists of: (i) 50,000,000 shares of Common Stock, $.01 par value per share ("SUBSIDIARY COMMON STOCK"), 100 shares of which are issued and outstanding and held by Parent as of the date hereof; and (ii) 1,000,000 shares of Preferred Stock, $.01 par value per share, none of which are issued and outstanding on the date hereof ("SUBSIDIARY PREFERRED STOCK").

      WHEREAS, the parties deem it advisable and in the best interests of the Constituent Corporations and their stockholders that Parent be merged with and into Subsidiary (the "MERGER") in accordance with the provisions of the Missouri General and Business Corporation Law ("MGBCL") and the Delaware General Corporation Law ("DGCL") and desire to state herein the mode of carrying the same into effect and certain other details and provisions of the Merger;

      NOW, THEREFORE, in consideration of the premises and the agreements herein contained, the parties agree as follows:

      1. Constituent Corporations and Merger. On the Effective Time, as defined in Section 3 below, Parent shall be merged into Subsidiary and Subsidiary shall be the surviving corporation (the "SURVIVING CORPORATION").

      2. Surviving Corporation.

            (a) The name by which the Surviving Corporation shall be known is:
American Railcar Industries, Inc.

            (b) The corporate purposes of the Surviving Corporation shall be the purposes set forth in the Certificate of Incorporation of Subsidiary.

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            (c) The Certificate of Incorporation of the Surviving Corporation
shall be the Certificate of Incorporation, as supplemented by the Certificate of Designations adopted by the Board of Directors of the Subsidiary and attached hereto as Exhibit A (the "SURVIVING CORPORATION CERTIFICATE OF DESIGNATIONS").

            (d) The By-Laws of the Surviving Corporation shall be the By-Laws of the Subsidiary;

            (e) The officers and directors of the Surviving Corporation shall be those of the Parent immediately prior to the Effective Time.

      3. Effective Time. Simultaneously with or immediately prior to the closing of an initial public offering of shares of Subsidiary Common Stock pursuant to an effective registration statement filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, or such earlier time as the Boards of Directors of the Parent and Subsidiary shall approve, (i) a Certificate of Ownership and Merger and/or an executed counterpart of this Agreement, together with the Surviving Corporation Certificate of Designations, shall be filed with the Secretary of State of the State of Delaware pursuant to the applicable provisions of the DGCL; and (ii) Articles of Merger shall be filed with the Secretary of State of the State of Missouri pursuant to the applicable provisions of the MGBCL. The Merger shall become effective when the Certificate of Ownership and Merger and/or an executed counterpart of this Agreement and the Articles of Merger are filed in the Offices of the Secretary of State of the State of Delaware and the Secretary of State of the State of Missouri, respectively (the "EFFECTIVE TIME").

      4. Effect of Merger. From and after the Effective Time, the effect of the Merger shall be as provided in Sections 351.447, 351.450 and 351.458 of the MGBCL and Sections 253 and 259 of the DGCL, including the following: (i) the separate corporate existence of Parent shall cease and all of its assets, property, rights and powers as well as all debts due it and all choses in action belonging to it shall be transferred to and vested in the Subsidiary as the Surviving Corporation without further act or deed; (ii) the Subsidiary as the Surviving Corporation shall continue in existence and retain all of its assets, property, leasehold interests, rights and powers as well as all debts due to it and all choses in action belonging to it without impairment; and further, the title to any real estate, or any interest therein, under the laws of the State of Missouri vested in the Subsidiary Corporation shall not revert or be in any way impaired by reason of the Merger; and further, the rights of creditors of Parent, lessors of property leased by Parent and parties contracting with Parent shall not in any manner be impaired by the Merger, and Subsidiary as the Surviving Corporation shall remain liable for all of its liabilities and obligations existing prior to the Effective Time and shall be deemed to have assumed the obligations of Parent existing prior to the Effective Time to the same extent as if Subsidiary had itself incurred such obligations; and further the aggregate amount of the net assets of the parties which was available for the payment of dividends immediately prior to the Merger shall continue to be available for the payment of dividends by the Surviving Corporation.

      5. Further Assurance. If at any time Parent shall consider or be advised that any acknowledgments or further assurances or assignments in law or other similar actions are

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necessary or desirable to acknowledge, confirm, vest or perfect in and to the
Surviving Corporation any rights, title or interests of Parent, or otherwise to carry out the provisions hereof, Parent and its respective officers and directors shall and will execute and deliver any and all such acknowledgements, assurances or assignments in law, and do all things necessary or proper to acknowledge, confirm, vest or perfect such rights, title or interests in the Surviving Corporation, and to otherwise carry out the provisions of this Agreement.

      6. Statutory Agent. From and after the Effective Time, until thereafter changed as permitted by law, the Secretary of State of the State of Missouri shall serve as the statutory agent of the Surviving Corporation upon whom any process, notice or demand against either Parent or the Surviving Corporation may be served for any prior obligations for so long as any liability remains outstanding against Parent or the Surviving Corporation in the State of Missouri.

      7. Conversion of Shares.

            (a) At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, (i) each share of Parent Common Stock issued and outstanding shall be converted into and be deemed to become 9,328.083 shares of Subsidiary Common Stock, provided that any fractional shares to be issued to each Stockholder of the Corporation pursuant to such conversion shall be rounded to the nearest whole number of shares and (ii) each share of Parent New Preferred Stock issued and outstanding shall be converted into and be deemed to become one share of Subsidiary New Preferred Stock (as defined in the Surviving Corporation Certificate of Designations). At such time prior to the Effective Time as shall be determined by the Board of Directors of Parent, each share of Parent Old Preferred Stock issued and outstanding shall be redeemed pursuant to the terms thereof and the Articles of Incorporation of the Parent.

            (b) From and after the Effective Time, (i) each certificate theretofore representing shares of issued and outstanding Parent Common Stock shall, upon surrender to Subsidiary, entitle the holder to receive in exchange therefor a certificate or certificates representing the number of shares of Subsidiary Common Stock into which the stock theretofore represented by the certificate so surrendered shall have been converted in accordance with the paragraph above, and (ii) each certificate theretofore representing shares of issued and outstanding Parent New Preferred Stock shall, upon surrender to Subsidiary, entitle the holder to receive in exchange therefor a certificate or certificates representing the number of shares of Subsidiary New Preferred Stock into which the stock theretofore represented by the certificate so surrendered shall have been converted in accordance with the paragraph above.

            (c) Each share, if any, of capital stock held in Parent's treasury at the Effective Time shall automatically be canceled.

            (d) At the Effective Time, and pursuant to Section 351.447 of the MGBCL and Section 253 of the DGCL, all of the presently issued and outstanding shares of Subsidiary Common Stock shall cease to exist as the Parent Corporation holds 100% of such shares.

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      8. Dissenter's Rights. Any holder of record of shares of Parent's capital stock who shall, at or before the taking of the vote of Parent stockholders to adopt this Agreement and the Merger contemplated hereby, have filed with Subsidiary written objection thereto and not have voted for the Merger and who shall have, after the taking of such vote, properly demanded payment for such shares in accordance with Section 351.875 of the MGBCL, shall not thereafter have any rights as a stockholder except as provided in Section 351.900 et seq. of the MGBCL.

      9. Abandonment. This Agreement may be terminated and the Merger abandoned by the mutual consent of the Boards of Directors of Parent and Subsidiary at any time prior to the filing date with the Delaware Secretary of State and the Missouri Secretary of State, whether or not at the time of such termination and abandonment this Agreement has been adopted by the stockholders of Parent.

      IN WITNESS WHEREOF, the parties hereto have caused their duly authorized officers to execute this Agreement of Merger effective as of the date first above written.

                                  AMERICAN RAILCAR INDUSTRIES, INC., a Missouri Corporation

                                  By:
                                     ----------------------------------------
                                  James J. Unger, President and Chief Executive Officer

A T T E S T:


--------------------------------

Secretary

                                  AMERICAN RAILCAR INDUSTRIES, INC., a Delaware Corporation

                                  By:
                                     ----------------------------------------
                                  James J. Unger, President and Chief Executive Officer
A T T E S T:


--------------------------------

Secretary

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